EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DICE HOLDINGS, INC.

Dated: April 16, 2015

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

The undersigned officer of Dice Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 and inserting the following in lieu thereof:

1. Name. The name of the corporation is “DHI Group, Inc.”

SECOND:  The foregoing amendment was duly adopted pursuant to Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The effective date of the foregoing amendment shall be April 21, 2015.

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IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer as of the date first written above.

DICE HOLDINGS, INC.

By:	/s/ Brian P. Campbell
	Name:	Brian P. Campbell
	Title:	Vice President, Business and Legal Affairs, General Counsel and Secretary

[Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation]